Exhibit 99.1

OMNIBUS INCENTIVE PLAN

EFFECTIVE AS OF FEBRUARY 3, 2021

ii

NUVEI CORPORATION

OMNIBUS INCENTIVE PLAN

Nuvei Corporation (the “Corporation”) hereby establishes an Omnibus Incentive Plan for certain eligible directors, officers, employees and consultants providing ongoing services to the Corporation and its Subsidiaries (as defined herein).

ARTICLE 1

DEFINITIONS

1.1	Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“Associate”, where used to indicate a relationship with a Participant, means (i) any partner of that Participant and (ii) the spouse of that Participant and that Participant’s children, as well as that Participant’s relatives and that Participant’s spouse’s relatives, if they share that Participant’s residence;

“Awards” means Options, DSUs, PSUs and RSUs granted to a Participant pursuant to the terms of the Plan;

“Black-Out Period” means a period of time when pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons designated by the Corporation;

“Board” means the Board of Directors of the Corporation;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, that is a Trading Day and a day when banks are generally open for business in Montreal, Québec, Canada, for the transaction of banking business;

“Cash Equivalent” means (i) with respect to PSUs, the amount of money equal to the Market Value multiplied by the number of vested PSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 9.2, on the applicable PSU Settlement Date, (ii) with respect to RSUs, the amount of money equal to the Market Value multiplied by the number of vested RSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 9.2, on the applicable RSU Settlement Date; and (iii) with respect to DSUs, the amount of money equal to the Market Value multiplied by the number of vested DSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 9.2 on the applicable DSU Settlement Date;

“Cash Retainer” means the retainer fees payable in cash to a Participant as a member of the Board or Lead Director and as a member or chair of a committee of the Board;

“CBCA” means the Canada Business Corporations Act;

“Change of Control” shall mean (i) the sale of all or substantially all of the assets of the Corporation on a consolidated basis, in one transaction or a series of related transactions, to a Person that is not a Subsidiary, (ii) a merger, reorganization, acquisition or consolidation pursuant to which a Person, or any associate or affiliated corporation of such Person hereafter acquires the direct or indirect “beneficial ownership” (as defined in the CBCA) of securities of the Corporation representing 50% or more of the aggregate voting power of all of the Corporation’s then issued and outstanding securities, (iii) a transaction pursuant to which the Corporation goes out of existence, (iv) the dissolution or liquidation of the Corporation except in connection with the distribution of assets of the Corporation to one or more Subsidiaries prior to such event; or (iv) the occurrence of a transaction requiring approval of the Corporation’s shareholders involving the acquisition of the Corporation by an entity through purchase of assets, by amalgamation, arrangement or otherwise;

“Code of Ethics” means the Corporation’s code of ethics or any other code of ethics or code of conduct adopted by the Corporation or a Subsidiary, as modified from time to time;

“Committee” means the Governance, Human Resources and Compensation Committee of the Board;

“DSU” means a deferred share unit, which is a bookkeeping entry equivalent in value to a Subordinate Voting Share credited to a Participant’s Account in accordance with Article 4;

“DSU Expiry Date” means the business day preceding December 31 of the calendar year following the calendar year during which a Participant (i) ceases to be a director of the Corporation; (ii) ceases to be employed by the Corporation or its Subsidiaries; or (iii) ceases to provide services to the Corporation or its Subsidiaries, as applicable;

“DSU Settlement Date” means the date of receipt of a DSU settlement request in accordance with Paragraph 4.4.1 or the date of automatic settlement of a DSU pursuant to Paragraph 4.4.2, as applicable;

“Election Notice” has the meaning set forth in Paragraph 4.3.4;

“Eligible Director” means members of the Board who, subject to Section 2.3.1, at the time of execution of a Grant Agreement, and at all times thereafter while they continue to serve as a member of the Board, are not officers, employees or consultants of the Corporation or a Subsidiary;

“Eligible Participants” has the meaning ascribed thereto in Section 2.3.1;

“Employment Agreement” means, with respect to any Participant, any written agreement regarding a Participant’s employment or engagement with the Corporation or a Subsidiary and that is between the Corporation or a Subsidiary and such Participant;

“Equity Retainer” means the retainer fees payable in equity to a Participant as a member of the Board or Lead Director and as a member or chair of a committee of the Board;

“Exchange” means the TSX or, if the Subordinate Voting Shares are not listed on the TSX, the stock exchange on which the Subordinate Voting Shares are then principally listed from time to time;

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Award, if applicable;

“Grant Agreement” means an agreement evidencing the grant to a Participant of an Award, including an Option Agreement, a PSU Agreement, and a RSU Agreement;

“Insider” has the meaning given to the term in Part I of the TSX Company Manual, as same may be amended, supplemented or replaced from time to time;

“Mandatory Portion” has the meaning set forth in Paragraph 4.3.1;

“Market Value” means, (A) if the Subordinate Voting Shares of the Corporation are listed on an Exchange, (i) with respect to Options, at any date when the market value of Subordinate Voting Shares of the Corporation is to be determined, the closing price of the Subordinate Voting Shares on the Trading Day prior to the date of grant on the Exchange, (ii) with respect to Units, the volume weighted average trading price of the Subordinate Voting Shares on the TSX for the five trading days preceding the date on which the Market Value is to be determined, or, (B) if the Subordinate Voting Shares of the Corporation are not listed on any Exchange, the value as is determined solely by the Board, acting reasonably and in good faith;

“Multiple Voting Shares” means the multiple voting shares in the capital of the Corporation;

“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Subordinate Voting Shares from treasury at the Option Price, but subject to the provisions hereof;

“Option Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of Options and the terms and conditions thereof, in such form as may be determined by the Board from time to time in accordance with Section 3.7.

“Option Price” has the meaning ascribed thereto in Section 3.3;

“Option Term” has the meaning ascribed thereto in Section 3.4;

“Participants” means Eligible Participants that are granted Awards under the Plan;

“Participant’s Account” means an account maintained for each Participant’s participation in DSUs, PSUs and/or RSUs under the Plan;

“Performance Criteria” means criteria established by the Board which, without limitation, may include criteria based on the Participant’s personal performance and/or the financial performance of the Corporation and/or of its Subsidiaries, and that may be used to determine the vesting of the Awards, when applicable;

“Performance Period” means the period determined by the Board pursuant to Section 5.3.1;

“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this Omnibus Incentive Plan, as amended and/or restated from time to time;

“PSU” means a right awarded to a Participant to receive a payment in the form of Subordinate Voting Shares as provided in Article 5 and subject to the terms and conditions of this Plan;

“PSU Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of PSUs and the terms and conditions thereof, in such form as may be determined by the Board from time to time in accordance with Section 5.7;

“PSU Settlement Date” has the meaning determined in Section 5.5.1(a);

“PSU Vesting Determination Date” has the meaning described thereto in Section 5.4;

“RSU” means a right awarded to a Participant to receive a payment in the form of Subordinate Voting Shares as provided in Article 6 and subject to the terms and conditions of this Plan;

“RSU Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of RSUs and the terms and conditions thereof, in such form as may be determined by the Board from time to time in accordance with Section 6.5;

“RSU Settlement Date” has the meaning determined in Section 6.3.1(a);

“RSU Vesting Date” has the meaning described thereto in Section 6.2.2;

“Security Based Compensation Arrangement” means an arrangement that is a security based compensation arrangement for the purposes of the TSX Company Manual, including the Plan;

“Subordinate Voting Shares” means the subordinate voting shares in the capital of the Corporation;

“Subsidiary” has the meaning given to this term in the Securities Act (Québec), as such legislation may be amended, supplemented or replaced from time to time;

“Successor Corporation” has the meaning ascribed thereto in Section 8.1.3;

“Surrender” has the meaning ascribed thereto in Section 3.6.3;

“Surrender Notice” has the meaning ascribed thereto in Section 3.6.3;

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time.

“Termination Date” means the date on which a Participant ceases to be an Eligible Participant;

“Trading Day” means any day on which the Exchange is opened for trading;

“TSX” means the Toronto Stock Exchange;

“Unit” means a PSU, a RSU or a DSU;

“Unit Restriction Period” means, subject to Section 8.3.1, the applicable restriction period in respect of a particular PSU or RSU, which period shall end on the Business Day preceding December 31 of the calendar year which is three (3) years after the calendar year in which the services in relation to which the PSU or RSU is granted were performed, or such shorter period as may be determined by the Board at the time of the time PSU or RSU is granted;

“Unit Settlement Notice” means a notice by a Participant to the Corporation electing to settle the vested Units; and

“Voluntary Portion” has the meaning set forth in Paragraph 4.3.1.

ARTICLE 2

PURPOSE AND ADMINISTRATION OF THE PLAN;

GRANTING OF AWARDS

2.1	Purpose of the Plan

The purpose of the Plan is to permit the Corporation to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the purposes of securing for the Corporation and its shareholders the benefits of incentive interest in Subordinate Voting Share ownership by the Eligible Participants.

2.2	Implementation and Administration of the Plan

2.2.1	The Plan is under the direction of the Board. The Committee makes recommendations to the Board in relation to the Plan and to the grants of Awards.

2.2.2

The Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations for carrying out the provisions and purposes of the Plan, subject to any applicable rules of the TSX. Subject to the provisions of the Plan, the Board is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration of the Plan, as it may deem necessary or advisable. The interpretation, construction and application of the Plan and any provisions hereof made by the Board shall be final and binding on all Eligible Participants.

2.2.3

The Board may modify the terms and conditions of any Awards granted to Participants outside of Canada to comply with applicable foreign laws, and establish subplans and addendums and modify settlement procedures and other terms and procedures, to the extent the Board determines such actions to be necessary or advisable (and such subplans and addendums and/or modifications shall be attached to this Plan as addendums).

2.2.4

No member of the Board or of the Committee shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder.

2.2.5	Any determination approved by a majority of the Board shall be deemed to be a determination of that matter by the Board.

2.3	Eligible Participants

2.3.1

The Persons who shall be eligible to receive Awards (“Eligible Participants”) shall be the Eligible Directors, officers and employees of the Corporation or a Subsidiary, as well as consultants providing ongoing services to the Corporation and its Subsidiaries, as determined by the Board from time to time who the Board may determine from time to time, in its sole discretion. For greater certainty, a Person whose employment or engagement with the Corporation or a Subsidiary has ceased for any reason, or who has given notice or been given notice of such cessation, whether such cessation was initiated by such Person, the Corporation or such Subsidiary, as the case may be, shall cease to be eligible to receive Awards hereunder as of the date on which such Person provides notice to the Corporation or the Subsidiary, as the case may be, in writing or verbally, of such cessation, or on the Termination Date for any cessation of a Participant’s employment or engagement initiated by the Corporation.

2.3.2	Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s employment or engagement with the Corporation.

2.3.3

Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment by the Corporation or a Subsidiary to the Participant or the commencement, extension, continuation or modification of any engagement between the Corporation or a Subsidiary and the Participant.

2.3.4

A Participant shall have no rights as a shareholder of the Corporation with respect to any Subordinate Voting Shares underlying his or her Awards until he or she shall have become the holder of record of such Subordinate Voting Shares.

2.4	Shares Subject to the Plan

2.4.1

Subject to adjustment pursuant to provisions of Article 8, the total number of Subordinate Voting Shares reserved and available for grant and issuance pursuant to Awards shall not exceed ten percent (10%) of the total issued and outstanding Subordinate Voting Shares and Multiple Voting Shares of the Corporation (on a non-diluted basis) from time to time. Every three years after the effective date of the Plan, all unallocated Awards under the Plan shall be submitted for approval to the Board and the shareholders of the Corporation. No more than one percent (1%) of the total issued and outstanding Subordinate Voting Shares or Multiple Voting Shares of the Corporation (on a non-diluted basis) from time to time, shall be reserved and available for grant and issuance pursuant to Awards to the Eligible Directors, less the number of Subordinate Voting Shares and Multiple Voting Shares reserved for issuance pursuant to awards under all other Security Based Compensation Agreements. For greater certainty, the Subordinate Voting Shares reserved and available for grant and issuance to the Eligible Directors, shall be included in the total number of Subordinate Voting Shares generally available for grant and issuance pursuant to Awards pursuant to this Section 2.4.1.

2.4.2

This Plan is considered an “evergreen” plan, since the Subordinate Voting Shares covered by grants which have been exercised, settled, expired, cancelled or forfeited shall be available for subsequent grants under the Plan and the number of Subordinate Voting Shares available to grant increases as the number of issued and outstanding Subordinate Voting Shares increases.

2.4.3

Subordinate Voting Shares in respect of which an Award is granted under the Plan, but not exercised prior to the termination of such Award or not vested or delivered prior to the termination of such Award due to the expiration, termination or lapse of such Award, shall be available for Awards to be granted thereafter pursuant to the provisions of the Plan. All Subordinate Voting Shares issued pursuant to the exercise or the vesting of the Awards granted under the Plan shall be so issued as fully paid and non-assessable Subordinate Voting Shares.

2.4.4

Subject to adjustment pursuant to provisions of Article 8, the aggregate number of Subordinate Voting Shares (i) issued to Insiders under the Plan or any other proposed or established Security Based Compensation Arrangement of the Corporation within any one-year period and (ii) issuable to Insiders at any time under the Plan or any other proposed or established Security Based Compensation Arrangement of the Corporation, shall in each case not exceed ten percent (10%) of the total issued and outstanding Subordinate Voting Shares and Multiple Voting Shares of the Corporation (on a non-diluted basis) from time to time.

2.5	Granting of Awards

2.5.1

Any Award granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Subordinate Voting Shares subject to such Award, if applicable, upon any securities exchange (including the Exchange) or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange (including the Exchange) or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Subordinate Voting Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

2.5.2

Any Award granted under the Plan shall be subject to the requirement that, the Corporation has the right to place any restriction or legend on any securities issued pursuant to this Plan including, but in no way limited to placing a legend to the effect that the securities have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States unless registration or an exemption from registration is available.

ARTICLE 3

OPTIONS

3.1	Nature of Options

An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire, for each Option issued, one Subordinate Voting Share from treasury at the Option Price, but subject to the provisions hereof.

3.2	Option Awards

Subject to the provisions set forth in this Plan and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Subordinate Voting Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and Option Term, the whole subject to the terms and conditions prescribed in this Plan, in any Option Agreement and any applicable rules of the TSX.

3.3	Option Price

The Option Price for Subordinate Voting Shares that are the subject of any Option shall be fixed by the Board when such Option is granted, but shall not be less than the Market Value of such Subordinate Voting Shares on the trading day immediately preceding the date of the granting of the Option.

3.4	Option Term and Vesting

3.4.1

The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, commencing on the date such Option is granted to the Participant and ending as specified in this Plan, or in the Option Agreement, but in no event shall an Option expire on a date which is later than ten (10) years from the date the Option is granted (“Option Term”). Unless otherwise determined by the Board, all unexercised Options shall be cancelled at the expiry of such Options.

3.4.2

Should the expiration date for an Option fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 8.2, the ten (10) Business Day-period referred to in this Section 3.4 may not be extended by the Board.

3.4.3	Unless otherwise specified by the Board at the time of granting the particular Option and except as otherwise provided in this Plan, each Option will vest and be exercisable as follows:

Fraction of Total Number of Subordinate Voting Shares that may be Purchased	Exercise Period
1/3	Shall vest on the first anniversary of the date of grant (the “First Option Vesting Date”); and
1/3	Shall vest on the date that is one year from the First Vesting Date;
1/3	Shall vest on the date that is two years from the First Vesting Date;

with the result that the entire Option subject to the grant shall be vested and exercisable as of the third anniversary of the date of grant.

3.4.4

Once a portion of an Option that has vested becomes exercisable in accordance with Section 3.5, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Board in connection with the grant of such Option.

3.5	Exercise of Options

3.5.1

Subject to the provisions of this Plan, a Participant shall be entitled to exercise an Option granted to such Participant at any time prior to the expiry of the Option Term, subject to vesting limitations which may be imposed by the Board at the time such Option is granted.

3.5.2

Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the optioned Subordinate Voting Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, no Option shall be exercised by a Participant during a Black-Out Period.

3.6	Method of Exercise and Payment of Purchase Price

3.6.1

Subject to the provisions of the Plan and the alternative exercise procedures set out herein, an Option granted under the Plan may be exercisable (from time to time as provided in Section 3.5) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) in such manner as the Board may determine from time to time and in accordance with such rules and regulations as the Board may prescribe from time to time.

3.6.2

Pursuant to the Exercise Notice and subject to the approval of the Board, a Participant may choose to undertake a “cashless exercise” with the assistance of a broker in order to facilitate the exercise of such Participant’s Options. The “cashless exercise” procedure may include a sale of such number of Subordinate Voting Shares as is necessary to raise an amount equal to the aggregate Option Price for all Options being exercised by that Participant under an Exercise Notice. Pursuant to the Exercise Notice, the Participant may authorize the broker to sell Subordinate Voting Shares on the open market by means of a short sale and forward the proceeds of such short sale to the Corporation to satisfy the Option Price, promptly following which the Corporation shall issue the Subordinate Voting Shares underlying the number of Options as provided for in the Exercise Notice.

3.6.3

In addition, in lieu of exercising any vested Option in the manner described in this Section 3.6, and pursuant to the terms of this Section 3.6.3, a Participant may, subject to the approval of the Board, by surrendering an Option (“Surrender”) with a properly endorsed notice of Surrender to the Secretary of the Corporation, substantially in the form that may be approved by the Board from time to time (a “Surrender Notice”), elect to receive that number of Subordinate Voting Shares calculated using the following formula:

X = Y * (A-B) / A

Where:

X = the number of Subordinate Voting Shares to be issued to the Participant

Y = the number of Subordinate Voting Shares underlying the Options to be Surrendered

A = the Market Value of the Subordinate Voting Shares as at the date of the Surrender

B = the Option Price of such Options

3.6.4

Where Subordinate Voting Shares are to be issued to the Participant pursuant to the terms of this Section 3.6, as soon as practicable following the receipt of the Exercise Notice and, if Options are exercised only in accordance with the terms of Section 3.6.1, the required bank draft, certified cheque or other acceptable form of payment, the Corporation shall duly issue such Subordinate Voting Shares to the Participant as fully paid and non-assessable.

3.6.5

Upon the exercise of an Option pursuant to Section 3.6.1 or Section 3.6.3, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Subordinate Voting Shares to either:

(a)

deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Subordinate Voting Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or

(b)

in the case of Subordinate Voting Shares issued in uncertificated form, cause the issuance of the aggregate number of Subordinate Voting Shares the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Subordinate Voting Shares.

3.7	Option Agreements

Options shall be evidenced by an Option Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 4 and Article 7 be included therein. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in laws (including tax laws) in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 4

DEFERRED SHARE UNITS

4.1	Nature of DSUs

A DSU is an Award of phantom share units to a Participant, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on such factors as may be determined by the Board from time to time, including the achievement of pre-established vesting and performance goals and objectives.

4.2	DSU Awards

4.2.1

Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive DSUs under the Plan, (ii) fix the number of DSUs, if any, to be granted to each Eligible Participant and the date or dates on which such DSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions of such DSUs, the whole subject to the terms and conditions prescribed in this Plan.

4.2.2

The DSUs are structured so as to be considered to be a plan described in subsection 6801(d) of the Income Tax Regulations (Canada) or any successor to such provision except for the DSUs granted to Eligible Participants who are consultants.

4.2.3

Subject to the vesting and other conditions and provisions set forth herein and in the DSU Agreement, the Board shall determine whether each DSU awarded to a Participant shall entitle the Participant: (i) to receive one (1) Subordinate Voting Share issued from treasury or purchased on the open market; (ii) to receive the Cash Equivalent of one (1) Subordinate Voting Share; or (iii) to elect to receive either one (1) Subordinate Voting Share from treasury or purchased on the open market, the Cash Equivalent of one (1) Subordinate Voting Share or a combination of cash and Subordinate Voting Shares.

4.2.4	DSUs will be credited in the registers maintained by the Corporation, but will not be represented by any certificate or other document.

4.3	Mandatory and Voluntary Participation

4.3.1

Each Eligible Director (i) shall receive, subject to Paragraph 4.3.3, 100% of his or her Equity Retainer in the form of DSUs (the “Mandatory Portion”), and (ii) may elect to receive, in accordance with Paragraph 4.3.4, any percentage, up to 100%, of his or her Cash Retainer in the form of DSUs (the “Voluntary Portion”).

4.3.2

Each Eligible Director will receive such number of DSUs as is obtained by dividing the sum of the Mandatory Portion and the Voluntary Portion payable quarterly to the Eligible Director by the Market Value on the date on which the DSUs are awarded. DSUs shall be awarded to Eligible Directors quarterly on the first day of each quarter (or, if not a business day, on the following business day), unless otherwise determined by the Board. Notwithstanding the foregoing, the Eligible Directors shall receive the first grant on the effective date of the Plan.

4.3.3

Notwithstanding Paragraph 4.3.1, any Participant may elect to receive the equivalent of his or her Mandatory Portion in cash instead of DSUs if (i) the Participant purchases in the open market the same number of Shares he or she would have received in the form of DSUs, or (ii) the Participant is otherwise exempted by the Board for any reason.

4.3.4

Each Participant who elects to participate in the Plan in respect of the Voluntary Portion for a given calendar year must send to the Corporate Secretary a written notice to that effect (an “Election Notice”) prior to December 31 of the previous calendar year. Each Participant who is a newly elected or appointed director and who elects to participate in the Plan in respect of the Voluntary Portion for the then current calendar year must send to the Corporate Secretary an Election Notice within 15 days of his or her election or appointment, but prior to the receipt of the first Cash Retainer payment. For the calendar year ending December 31, 2020, each Participant who elects to participate in the Plan in respect of the Voluntary Portion must send to the Corporate Secretary an Election Notice within 15 days of the adoption of the Plan. The election made in an Election Notice in respect of the Cash Retainer of a given calendar year will be irrevocable for that calendar year.

4.3.5

The Election Notice shall be deemed to apply to all subsequent calendar years until such time as the Participant shall send to the Corporate Secretary an Election Notice containing different instructions or a termination notice (in which case the new Election Notice or the termination notice, as applicable, shall apply to the calendar year following the calendar year during which it was sent to the Corporate Secretary).

4.3.6

If no Election Notice is received in accordance with Paragraph 4.3.4, and no prior Election Notice is deemed to apply in accordance with Paragraph 4.3.5, the Participant shall be deemed not to have elected to participate in the Plan in respect of the Voluntary Portion and his or her Cash Retainer shall be paid in cash.

4.3.7

Each Participant is entitled to terminate his or her participation in the Plan in respect of the Voluntary Portion for a given calendar year by sending a written notice to that effect to the Corporate Secretary prior to December 31 of the previous calendar year.

4.3.8

No Election Notice, or amendment or termination of an election contemplated in this Section 4.3 shall be made during a Black-out Period, and any Election Notice sent by a Participant during a Black-out Period shall be null and void. To the extent that an Election Notice is sent during a Black-out Period, or cannot be made during the period set forth in this Section 4.3.8 as a result of the existence of a Black-out Period, the Participant shall continue to participate in the Plan in respect of a Voluntary Portion on the basis of the prior election made, or, if no prior election has been made, shall be deemed to have elected not to participate in the Plan in respect of an Voluntary Portion.

4.4	Settlement of DSUs

4.4.1

A Participant who (i) ceases to be a director of the Corporation; (ii) ceases to be employed by the Corporation or its Subsidiaries; or (iii) ceases to provide services to the Corporation or its Subsidiaries, as applicable, (or, if deceased, his or her estate, succession, heirs or legal representatives) may request the settlement of all (but not less than all) of his or her DSUs at any time during the period between the date on which he or she ceases to be a director and the DSU Expiry Date, in such manner as the Board may determine from time to time and in accordance with such rules and regulations as the Board may prescribe from time to time.

4.4.2	Any DSU which has not been settled prior to the DSU Expiry Date shall be automatically settled on the DSU Expiry Date.

4.4.3	Settlement of DSUs shall take place promptly following the DSU Settlement Date and, for greater certainty, before the DSU Expiry Date through:

(a)	in the case of the settlement of DSUs for their Cash Equivalent, delivery of a cheque to the Participant representing the Cash Equivalent;

(b)

in the case of the settlement of DSUs for Subordinate Voting Shares, delivery of a share certificate to the Participant or the entry of the Participant’s name on the share register for the Subordinate Voting Shares; or

(c)	in the case of settlement of the DSUs for a combination of Subordinate Voting Shares and the Cash Equivalent, a combination of 4.4.3(a) and 4.4.3(b) above.

4.4.4

Notwithstanding any other provision of this Plan, in the event that a DSU Settlement Date occurs during a Black-Out Period or other trading restriction imposed by the Corporation, then settlement of the applicable DSUs shall be automatically extended to the tenth (10th) Business Day following the date that such Black-Out Period or other trading restriction is lifted, terminated or removed.

ARTICLE 5

PERFORMANCE SHARE UNITS

5.1	Nature of PSU

A PSU is an Award granted for services rendered in a particular year entitling the recipient to receive payment based on the value of one Subordinate Voting Share (or such reduced or increased number of Subordinate Voting Shares as shall be calculated by the Corporation depending on the level of attainment of relevant Performance Criteria) once such Award is earned and has vested, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions shall be based upon the achievement of pre-established Performance Criteria over the Performance Period as well as continuing employment (o reengagement) with the Corporation or a Subsidiary.

5.2	PSU Awards

5.2.1

Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive PSUs under the Plan for services rendered in a particular year, (ii) fix the number of PSUs, if any, to be granted to each Eligible Participant and the date or dates on which such PSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria) and Unit Restriction Period of such PSUs, the whole subject to the terms and conditions prescribed in this Plan and in any PSU Agreement.

5.2.2

Subject to the vesting and other conditions and provisions set forth herein and in the PSU Agreement, the Board shall determine whether each PSU awarded to a Participant shall entitle the Participant: (i) to receive one (1) Subordinate Voting Share issued from treasury or purchased on the open market; (ii) to receive the Cash Equivalent of one (1) Subordinate Voting Share; or (iii) to elect to receive either one (1) Subordinate Voting Share from treasury or purchased on the open market, the Cash Equivalent of one (1) Subordinate Voting Share or a combination of cash and Subordinate Voting Shares.

5.2.3

PSUs shall be settled by the Participant at any time beginning on the first Business Day following their PSU Vesting Determination Date but no later than the last day of the Unit Restriction Period. Unless otherwise determined by the Board, all unvested PSUs shall be cancelled on the PSU Vesting Determination Date and, in any event, no later than the last day of the Unit Restriction Period.

5.3	Performance Criteria and Performance Period

5.3.1

For each award of PSUs, the Board shall establish the period (the “Performance Period”) in which any Performance Criteria and other vesting conditions must be met in order for a Participant to be entitled to receive Subordinate Voting Shares in exchange for all or a portion of the PSUs held by such Participant, provided that such Performance Period may not expire after the last day of the Unit Restriction Period.

5.3.2

For each award of PSUs, the Board shall establish any Performance Criteria and other vesting conditions which must be met during the Performance Period in order for a Participant to be entitled to receive Subordinate Voting Shares in exchange for his or her PSUs.

5.4	PSU Vesting Determination Date

The vesting determination date means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to a PSU have been met (the “PSU Vesting Determination Date”), and as a result, establishes the number of PSUs that become vested, if any. For greater certainty, the PSUs Vesting Determination Date must fall after the end of the Performance Period, but no later than the last day of the Unit Restriction Period.

5.5	Settlement of PSUs

5.5.1	Except as otherwise provided in the PSU Agreement and subject to Section 8.3.1, in the event that the vesting conditions, the Performance Criteria and Performance Period of a PSU are satisfied:

(a)

all of the vested PSUs covered by a particular grant may, be settled at on any day (each such day being a “PSU Settlement Date”) beginning on the PSUs Vesting Determination Date and ending on or before the last day of the Unit Restriction Period by delivering a Unit Settlement Notice in respect of any or all vested PSUs held by such Participant; and

(b)

any vested PSU for which no Unit Settlement Notice has been delivered prior to the last day of the Unit Restriction Period shall be automatically settled on the last day of the Unit Restriction Period.

5.5.2	Subject to Section 8.3.1, settlement of PSUs shall take place promptly following the PSU Settlement Date and, for greater certainty, before the last day of the Unit Restriction Period through:

(a)	in the case of the settlement of PSUs for their Cash Equivalent, delivery of a cheque to the Participant representing the Cash Equivalent;

(b)

in the case of the settlement of PSUs for Subordinate Voting Shares, delivery of a share certificate to the Participant or the entry of the Participant’s name on the share register for the Subordinate Voting Shares; or

(c)	in the case of settlement of the PSUs for a combination of Subordinate Voting Shares and the Cash Equivalent, a combination of 5.5.2(a) and 5.5.2(b) above.

5.6	Determination of Amounts

5.6.1

Cash Equivalent of PSUs. For purposes of determining the Cash Equivalent of PSUs to be made pursuant to Section 5.5, such calculation will be made on the PSU Settlement Date and shall equal the Market Value on the PSU Settlement Date multiplied by the number of vested PSUs in the Participant’s Account which the Participant desires to settle in cash pursuant to the Unit Settlement Notice.

5.6.2

Payment in Subordinate Voting Shares. For the purposes of determining the number of Subordinate Voting Shares from treasury to be issued or purchased on the open market and delivered to a Participant upon settlement of PSU pursuant to Section 5.5, such calculation will be made on the PSU Settlement Date and be the whole number of Subordinate Voting Shares equal to the whole number of vested PSUs then recorded in the Participant’s Account which the Participant desires to settle pursuant to the Unit Settlement Notice. Subordinate Voting Shares issued from treasury or purchased on the open market, as applicable, will be issued or transferred, as applicable, in consideration for the past services of the Participant to the Corporation and the entitlement of the Participant under this Plan shall be satisfied in full by such issuance or transfer of Subordinate Voting Shares.

5.7	PSU Agreements

PSUs shall be evidenced by a PSU Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 4 and Article 7 be included therein. The PSU Agreement shall contain such terms that may be considered necessary in order that the PSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

ARTICLE 6

RESTRICTED SHARE UNITS

6.1	Nature of RSUs

A RSU is an Award granted for services rendered in a particular year entitling the recipient to receive payment based on the value of one Subordinate Voting Share once such Award has vested, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or engagement) with the Corporation or a Subsidiary.

6.2	RSU Awards

6.2.1

Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs under the Plan for services rendered in a particular year, (ii) fix the number of RSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions and Restriction Period of such RSUs, the whole subject to the terms and conditions prescribed in this Plan and in any RSU Agreement.

6.2.2	Unless otherwise set forth in the RSU Agreement, each RSU shall vest as to 1/3 on each of the first, second and third anniversary of the date of grant (each such date being a “RSU Vesting Date”).

6.2.3

Subject to the vesting and other conditions and provisions set forth herein and in the RSU Agreement, the Board shall determine whether each RSU awarded to a Participant shall entitle the Participant: (i) to receive one (1) Subordinate Voting Share issued from treasury or purchased on the open market; (ii) to receive the Cash Equivalent of one (1) Subordinate Voting Share; or (iii) to elect to receive either one (1) Subordinate Voting Share from treasury or purchased on the open market, the Cash Equivalent of one (1) Subordinate Voting Share or a combination of cash and Subordinate Voting Shares.

6.2.4	RSUs shall be settled by the Participant at any time beginning on the first Business Day following the RSU Vesting Date but no later than the last day of the Unit Restriction Period.

6.3	Settlement of RSUs

6.3.1	Except as otherwise provided in the RSU Agreement and subject to Section 8.3.1:

(a)

all of the vested RSUs covered by a particular grant may, be settled at on any day (each such day being a “RSU Settlement Date”) on or before the last day of the Unit Restriction Period by delivering a Unit Settlement Notice in respect of any or all vested RSUs held by such Participant; and

(b)

any vested RSU for which no Unit Settlement Notice has been delivered prior to the last day of the Unit Restriction Period, shall be automatically settled on the last day of the Unit Restriction Period.

6.3.2	Subject to Section 4.4.4, settlement of RSUs shall take place promptly following the RSU Settlement Date and, for greater certainty, before the last day of the Unit Restriction Period through:

(a)	in the case of settlement of RSUs for their Cash Equivalent, delivery of a cheque to the Participant representing the Cash Equivalent;

(b)

in the case of settlement of RSUs for Subordinate Voting Shares, delivery of a share certificate to the Participant or the entry of the Participant’s name on the share register for the Subordinate Voting Shares; or

(c)	in the case of settlement of the RSUs for a combination of Subordinate Voting Shares and the Cash Equivalent, a combination of (a) and (b) above.

6.4	Determination of Amounts

6.4.1

Cash Equivalent of RSUs. For purposes of determining the Cash Equivalent of RSUs to be made pursuant to Section 6.3, such calculation will be made on the RSU Settlement Date and shall equal the Market Value on the RSU Settlement Date multiplied by the number of vested RSUs in the Participant’s Account which the Participant desires to settle in cash pursuant to the Unit Settlement Notice.

6.4.2

Payment in Subordinate Voting Shares. For the purposes of determining the number of Subordinate Voting Shares from treasury to be issued or purchased on the open market and delivered to a Participant upon settlement of RSUs pursuant to Section 6.3, such calculation will be made on the RSU Settlement Date and be the whole number of Subordinate Voting Shares equal to the whole number of vested RSUs then recorded in the Participant’s Account which the Participant desires to settle pursuant to the Unit Settlement Notice. Subordinate Voting Shares issued from treasury or purchased on the open market, as applicable, will be issued or transferred, as applicable, in consideration for the past services of the Participant to the Corporation and the entitlement of the Participant under this Plan shall be satisfied in full by such issuance or transfer of Subordinate Voting Shares.

6.5	RSU Agreements

RSUs shall be evidenced by a RSU Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 4 and Article 7 be included therein. The RSU Agreement shall contain such terms that may be considered necessary in order that the RSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

ARTICLE 7

GENERAL CONDITIONS

7.1	General Conditions applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

7.1.1

Employment or Other Relationship. The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ in any capacity or otherwise commence, extend, continue or modify any engagement between the Corporation or a Subsidiary and the Participant. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any awards in the future nor shall it entitle the Participant to receive future grants.

7.1.2

Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Subordinate Voting Shares covered by such Participant’s Awards until the date of issuance of a share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) or the entry of such person’s name on the share register for the Subordinate Voting Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued or entry of such person’s name on the share register for the Subordinate Voting Shares.

7.1.3

Conformity to Plan. In the event that an Award is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

7.1.4

Non-Transferability. Other than by will or under the law of succession, or as expressly permitted by the Board, or as otherwise set forth herein, Awards are not assignable or transferable. Awards may be exercised only by:

(a)	the Participant to whom the Awards were granted; or

(b)

with the Corporation’s prior written approval and subject to such conditions as the Corporation may stipulate, such Participant’s family or retirement savings trust or any registered retirement savings plans or registered retirement income funds of which the Participant is and remains the annuitant; or

(c)	upon the Participant’s death, by the legal representative of the Participant’s estate; or

(d)	upon the Participant’s incapacity, the legal representative having authority to deal with the property of the Participant;

provided that any such legal representative shall first deliver evidence satisfactory to the Corporation of entitlement to exercise any Award. A person exercising an Award may subscribe for Subordinate Voting Shares only in the person’s own name or in the person’s capacity as a legal representative.

7.2	General Conditions applicable to Awards

Each Award (other than DSUs granted to Eligible Directors) shall be subject to the following conditions:

7.2.1

Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for “Cause”, all unexercised vested or unvested Awards granted to such Participant shall terminate on the effective date of the termination as specified in the notice of termination. For the purposes of the Plan, the determination by the Corporation that the Participant was discharged for cause shall be binding on the Participant. “Cause” shall include, among other things, “serious reason” (as defined in the Civil Code of Québec), dishonest act such as gross misconduct, theft, fraud, embezzlement, misappropriation, breach of confidentiality, breach of loyalty or breach of duty of loyalty or placement in conflict of interest, or breach of the Corporation’s Code of Ethics, and any reason determined by the Corporation to be cause for termination.

7.2.2

Retirement. In the case of a Participant’s retirement, any unvested Awards held by the Participant as at the Termination Date will continue to vest in accordance with their vesting schedules, and all vested Awards held by the Participant at the Termination Date may be exercised until the earlier of the expiry date of the Awards or three (3) years following the Termination Date, provided that if the Participant is determined to have breached any post-employment restrictive covenants in favour of the Corporation, then any Awards held by the Participant, whether vested or unvested, will immediately expire and the Participant shall pay to the Corporation any “in-the-money” amounts realized upon exercise of Awards following the Termination Date.

7.2.3

Resignation. In the case of a Participant ceasing to be an Eligible Participant due to such Participant’s resignation, subject to any later expiration dates determined by the Board, all Awards shall expire on the earlier of ninety (90) days after the effective date of such resignation, or the expiry date of the Award, to the extent such Awards were vested and exercisable by the Participant on the effective date of such resignation and all unexercised unvested Awards granted to such Participant shall terminate on the effective date of such resignation.

7.2.4

Termination or Cessation. In the case of a Participant ceasing to be an Eligible Participant for any reason (other than for “cause”, resignation or death) the number of Awards that may vest is subject to pro ration over the applicable vesting or performance period and shall expire on the earlier of ninety (90) days after the effective date of the Termination Date, or the expiry date of the Awards. For greater certainty, the pro ration calculation referred to above shall be net of previously vested Awards.

7.2.5

Death. If a Participant dies while in his or her capacity as an Eligible Participant, all unvested Awards will immediately vest and all Awards will expire one hundred eighty (180) days after the death of such Participant.

7.3	Unfunded Plan

Unless otherwise determined by the Board, this Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation. Notwithstanding the foregoing, any determinations made shall be such that the DSUs continuously meets the requirements of paragraph 6801(d) of the Income Tax Regulations, adopted under the Income Tax Act (Canada) or any successor provision thereto.

ARTICLE 8

ADJUSTMENTS AND AMENDMENTS

8.1	Adjustment to Subordinate Voting Shares Subject to Outstanding Awards

8.1.1

In the event of any subdivision of the Subordinate Voting Shares into a greater number of Subordinate Voting Shares at any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant, at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof, in lieu of the number of Subordinate Voting Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Subordinate Voting Shares as such Participant would have held as a result of such subdivision if on the record date thereof the Participant had been the registered holder of the number of Subordinate Voting Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

8.1.2

In the event of any consolidation of Subordinate Voting Shares into a lesser number of Subordinate Voting Shares at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof in lieu of the number of Subordinate Voting Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Subordinate Voting Shares as such Participant would have held as a result of such consideration if on the record date thereof the Participant had been the registered holder of the number of Subordinate Voting Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

8.1.3

If at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Subordinate Voting Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 8.1.1 or Section 8.1.2 or, subject to the provisions of Section 8.3.1, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”), the Participant shall be entitled to receive upon the subsequent exercise or vesting of Award, in accordance with the terms hereof and shall accept in lieu of the number of Subordinate Voting Shares then subscribed for but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class or other securities of the Corporation or the Successor Corporation (as the case may be) or other consideration from the Corporation or the Successor Corporation (as the case may be) that such Participant would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of 8.3.1, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, such Participant had been the registered holder of the number of Subordinate Voting Shares to which such Participant was immediately theretofore entitled upon such exercise or vesting of such Award.

8.1.4

If, at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall make a distribution to all holders of Subordinate Voting Shares or other securities in the capital of the Corporation, or cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend s subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit), or should the Corporation effect any transaction or change having a similar effect, then the price or the number of Subordinate Voting Shares to which the Participant is entitled upon exercise or vesting of Award shall be adjusted to take into account such distribution, transaction or change. The Board shall determine the appropriate adjustments to be made in such circumstances in order to maintain the Participants’ economic rights in respect of their Awards in connection with such distribution, transaction or change.

8.1.5

No fractional Share shall be delivered to a Participant under the Plan. Any fractional Share entitlement shall be satisfied by the payment of an amount in cash equal to such fractional Share entitlement multiplied by the Market Value on the applicable Settlement Date.

8.2	Amendment or Discontinuance of the Plan

8.2.1	The Board may amend the Plan or any Award at any time without the consent of the Participants provided that such amendment shall:

(a)	not adversely alter or impair any Award previously granted except as permitted by the provisions of Article 8;

(b)	be in compliance with applicable law and subject to any regulatory approvals including, where required, the approval of the Exchange; and

(c)

be subject to shareholder approval, where required by law, the requirements of the Exchange or the provisions of the Plan, provided that shareholder approval shall not be required for the following amendments and the Board may make any changes which may include but are not limited to:

(i)	any amendment to the vesting provisions, if applicable, or assignability provisions of Awards;

(ii)	any amendment to the expiration date of an award that does not extend the terms of the Award past the original date of expiration for such Award;

(iii)	any amendment regarding the effect of termination of a Participant’s employment or engagement;

(iv)	any amendment which accelerates the date on which any Award may be exercised under the Plan;

(v)	any amendment to the definition of “Eligible Participant”;

(vi)	any amendment necessary to comply with applicable law or the requirements of the Exchange or any other regulatory body;

(vii)

any amendment of a “housekeeping” nature, including, without limitation, to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

(viii)	any amendment regarding the administration of the Plan;

(ix)	any amendment to add or amend provisions permitting for the granting of cash-settled awards, a form of financial assistance or clawback; and

(x)	any other amendment that does not require the approval of the holders of Subordinate Voting Shares pursuant to the amendment provisions of the Plan.

The Board may, by resolution, but subject to applicable regulatory approvals, decide that any of the provisions hereof concerning the effect of termination of the Participant’s employment or engagement shall not apply for any reason acceptable to the Board.

8.2.2	Notwithstanding Section 8.2.1(c), the Board shall be required to obtain shareholder approval to make the following amendments:

(a)	any reduction in the exercise price of an Option held by an Insider;

(b)

any amendment which extends the expiry date of any Award held by an Insider, or the Unit Restriction Period of any Units held by an Insider beyond the original expiry date, except in case of an extension due to a Black-Out Period;

(c)	any amendment removing or exceeding the Insider participation limit;

(d)	any amendment to remove or exceed the Eligible Director participation limit;

(e)

any change to the maximum number of Subordinate Voting Shares issuable from treasury under the Plan, except such increase by operation of Section 2.4 and in the event of an adjustment pursuant to Article 8; or

(f)	any amendment to the amendment provisions of the Plan,

provided that (i) Subordinate Voting Shares held directly or indirectly by Insiders benefiting from the amendments in Sections (a), (b) and (c) shall be excluded when obtaining such shareholder approval; and (ii) Subordinate Voting Shares held directly or indirectly by Insiders where the amendment will disproportionately benefit such Insiders over other Award holders shall be excluded when obtaining such shareholder approval.

8.2.3

The Board may, subject to regulatory approval, discontinue the Plan at any time without the consent of the Participants provided that such discontinuance shall not materially and adversely affect any Awards previously granted to a Participant under the Plan.

8.3	Change of Control

8.3.1

Change of Control. In the event of and in connection with a transaction that would constitute a Change of Control, notwithstanding anything else in this Plan but subject to the specific terms of any Grant Agreement to the contrary and the approval of the Exchange, if required, the Board shall have the right, in its discretion, to deal with any or all Award (or any portion thereof) issued under this Plan in the manner it deems fair and reasonable in the circumstances of the Change of Control. Without limiting the generality of the foregoing, in connection with a Change in Control, the Board, without any action or consent required on the part of any Participant, shall have the right to:

(a)	determine that the Awards, in whole or in part and whether vested or unvested, shall remain in full force and effect in accordance with their terms after the Change of Control;

(b)

provide for the conversion or exchange of any or all Awards (or any portion thereof, whether vested or unvested) into or for options, rights, units or other securities in any entity participating in or resulting from a Change of Control;

(c)	cancel any unvested Awards (or any portions thereof) without payment of any kind to any Participant;

(d)	accelerate the vesting of outstanding Awards;

(e)	provide for outstanding Awards to be purchased;

(f)	accelerate the date by which any or all Awards or any portion thereof, whether vested or unvested, must be exercised either in whole or in part;

(g)

deem any or all Awards or any portion thereof, whether vested or unvested (including those accelerated pursuant to this Plan) to have been exercised in whole or in part, tender, on behalf of the Participant, the underlying Subordinate Voting Shares that would have been issued pursuant to the exercise of such Awards to any third party purchaser in connection with the Change of Control, and pay to the Participant on behalf of such third party purchaser an amount per underlying Subordinate Voting Share equal to the positive difference between the Change of Control price of the Subordinate Voting Shares and the applicable exercise price;

(h)

cancel any or all outstanding Awards (including those accelerated under pursuant to this Plan) either in whole or in part and pay to the Participant an amount per underlying Subordinate Voting Share equal to the positive difference between the Change of Control price of the Shares and the applicable exercise price; or

(i)	take such other actions, and combinations of the foregoing actions or any other actions permitted under this Section 8.3.1, as it deems fair and reasonable under the circumstances.

8.4	Settlement of the DSUs

Notwithstanding any other provision of this Plan, no amendment of the Plan or decision of the Board shall accelerate the settlement of a Participant’s DSUs prior to the date on which the Participant (i) ceases to be a director of the Corporation; (ii) ceases to be employed by the Corporation or its Subsidiaries; (iii) ceases to provide services to the Corporation or its Subsidiaries, as applicable; or (iv) dies, as applicable.

8.5	Settlement of PSUs and RSUs during a Back-Out Period

Notwithstanding any other provision of this Plan, in the event that a PSU Settlement Date or an RSU Settlement Date falls during a Black-Out Period or other trading restriction imposed by the Corporation and the Participant has not delivered a Unit Settlement Notice, then such PSU Settlement Date or RSU Settlement Date shall be automatically extended to the tenth (10th) Business Day following the date that such Black-Out Period or other trading restriction is lifted, terminated or removed.

ARTICLE 9

MISCELLANEOUS

9.1	Use of an Administrative Agent and Trustee

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the holdings of the respective Awards, vesting periods, Performance Criteria and Participants.

9.2	Tax Withholding

9.2.1

Notwithstanding any other provision of this Plan, all distributions, delivery of Subordinate Voting Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Subordinate Voting Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Subordinate Voting Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 9.1, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

9.2.2

Notwithstanding the first paragraph of this Section 9.2, the applicable tax withholdings may be waived where the Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which regulation 100(3) of the regulations of the Tax Act apply.

9.3	Reorganization of the Corporation

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

9.4	Governing Laws

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

9.5	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

9.6	Language

Each Participant agrees with the Corporation that this Plan and all agreements, notices, declarations and documents accessory to the Plan be drafted in English only. Chaque participant consent avec la société à ce que ce Plan ainsi que toutes conventions, avis, déclarations et documents afférents au Plan soient rédigés en anglais seulement.

9.7	Effective Date of the Plan

The Plan was approved by the Board on September 16, 2020 and approved and ratified by the shareholders of the Corporation on September 16, 2020 and became effective upon completion of the initial public offering of the Subordinate Voting Shares on September 22, 2020. The Plan was amended on February 3, 2021.

ADDENDUMS to the

OMNIBUS INCENTIVE PLAN

OF NUVEI CORPORATION AND ITS SUBSIDIARIES

See attached:

•	Bulgaria Addendum

•	U.K. Addendum

•	U.S. Addendum

•	Israeli Addendum